Exhibit 6.13

... THlS SPACE FOR USE BY RECORDING OFFICIAL Prepared by and mail after recording to: Thomas E. Schoenheit, Esquire w uq ---- Family Dollar Stores, Inc Post Office Box 101 7 g3ab Charlotte, NC 28201 -1 01 7 Fort Worth#301899.doc Phone: (704) 847-6961 STATE OF TEXAS SHORT FORM LEASE COUNTY OF TARRANT THlS LEASE is made and entered into this 9th day of February, 2010, by and between FD DEVELOPMENT OF FORT WORTH, LLC, an Alabama limited liability company (Landlord"), and FAMILY DOLLAR STORES OF TEXAS, LLC, a Texas limited liability company ("Tenant"). WITNESSETH: ---- In consideration of the covenants set forth in this Lease, to all of which Landlord and Tenant agree, Landlord demises to Tenant, and Tenant leases from Landlord the property, building and other improvements described below that are situated on the southeastern corner of the intersection of McCart Avenue and Charleston Avenue, in the City of Fort Worth, County of Tarrant, State of Texas. The irregularly-shaped property fronts approximately 475 feet on McCart Avenue and extends approximately 114 feet along Charleston Avenue in an easterly direction along the northern boundary of the Demised Premises as shown hatched on Exhibit A - Site Plan. Landlord will construct a building that contains 8,320 (104' x 80') square feet and the paved, marked, lighted parking, service and access areas shown on Exhibit A - Site Plan. The property, burlding and other improvements are the "Demised Premises." Tenant will have and hold the Demised Premises for an initial term ending on the 30th day of June, 2021, upon the rents, terms, covenants and conditions contained in a certain Lease Agreement between the parties and bearing even date herewith (the "Lease"), which Lease is incorporated herein by reference. The Lease will be automatically extended, in accordance with the terms of the Lease, one period at a time, for five (5) successive periods of Five (5) years each unless Tenant cancels the Lease. The Tenant has been and is hereby granted, in accordance with the terms of the Lease, certain exclusive use rights with respect to its business in the Demised Premises. Landlord's Address: Tenant's Address: FD DEVELOPMENT OF FAMILY DOLLAR STORES OF TEXAS, LLC FORT WORTH, LLC P. 0. Box 101 7 501 Chestnut Bypass Charlotte, NC 28201 -1 01 7 P. 0. Box 65 Attn: Lease Administration Department Centre, AL 35960 ATTEST: TENANT FAMILY DOLLAR STORES OF TEXAS, LLC By: Family Dollar Holdings, Inc. Its Managing Member By: Assistant Secretary Vice President

STATE OF ALABAMA

NOTARY

COUNTY OF Cherokee

I, Saprina Oliver, a Notary Public in and for the aforesaid State and County, do hereby certify that JAY MACHLEIT, Managing Member, personally appeared before me this day and that by the authority duly given and on behalf of FD DEVELOPMENT OF FORT WORTH, LLC, the foregoing instrument was signed and executed by him for the purposes therein expressed.

WITNESS my hand and notarial seal this the 16th day of February, 2010.

[signature]
Printed Name: Saprina Oliver
Notary Public

Saprina Oliver
Official Seal
Notary Public State of Alabama
My Commission Expires
March 24, 2013

My Commission Expires:

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STATE OF NORTH CAROLINA
COUNTY OF MECKLENBURG

NOTARY

I, Darnell A. Stallings, a Notary Public in and for the aforesaid State and County, do hereby certify that THOMAS E. SCHOENHEIT, Vice President, and HEATHER B. ADAMS, Assistant Secretary, respectively, of FAMILY DOLLAR HOLDINGS, INC., personally appeared before me this day and that by the authority duly given and as the act of the corporation, as Managing Member of FAMILY DOLLAR STORES OF TEXAS, LLC, the foregoing instrument was signed and executed by them for the purposes therein expressed.

WITNESS my hand and notarial seal this the 9th day of February, 2010.

[signature]
Darnell A. Stallings
Notary Public

My Commission Expires:
August 8, 2014

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SCW